State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

File Number: 1424837-0142

Non-Refundable Processing Fee: $37.00

EXPEDITE

RECEIVED

DEC 2 0 2006

Utah Div. Of Corp. & Comm. Code

AMENDMENT

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: INNCARDIO, INC.

2. The date the following amendment(s) was adopted: November 30, 2006

3. If changing the corporation name, the new name of the corporation is:
LONG-E INTERNATIONAL, INC.

4. The text of each amendment adopted (include attachment if additional space needed):

The Articles of Incorporation of the Corporation are hereby amended, upon consent of a majority of the shareholders entitled to vote and adoption of the board of directors, by striking out Article I thereof and by substituting in lieu of said Article the following:

Article I
Name

The name of the corporation is LONG-E INTERNATIONAL, INC.

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

- [ ] No shares have been issued or directors elected – Adopted by Incorporator(s)
- [ ] No shares have been issued but directors have been elected – Adopted by the board of directors
- [ ] Shares have been issued but shareholder action was not required – Adopted by the board of directors
- [x] The number of votes cast for the amendments(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group – Adopted by the shareholders

7. Delayed effective date (if not to be effective upon filing) December 21, 2006 *(not to exceed 90 days)*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature] Title: President and CEO

Dated this ______ day of December, 20 06

Under GRAMA (63-2-201), all registration information maintained by the Division is classified as public record. For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html

Division's Website: www.corporations.utah.gov

12-20-06 08:52 RCVD

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 20 day of Dec 20 06
In this office of this division and hereby issue this Certificate of thereof.

Examiner Tiffany M Date 12/20/06

Kathy Berg
Kathy Berg
Division Director

Date: 12/20/2006
Receipt Number: 1981270
Amount Paid: $239.00